Exhibit 10(e)(iii)

SOUTH JERSEY INDUSTRIES
SOUTH JERSEY GAS COMPANY
SOUTH JERSEY ENERGY COMPANY

Officer Employment Agreement

THIS AGREEMENT made as of the first day of January, 2009, by and between South Jersey Industries, Inc. (“SJI”) and/or one or more of its subsidiaries South Jersey Gas Company, South Jersey Energy Solutions, LLC and SJI Services, LLC, all corporations or limited liability companies, having their principal offices at Number One South Jersey Plaza, Route 54, Folsom, New Jersey (the “Companies”), and _____________(the “Officer”).

WITNESSETH:

WHEREAS, the Companies desire to assure themselves of the continued employment of the Officer by the Companies and to encourage his or her continued attention and dedication to the Companies in the best interests of the Companies and SJI shareholders; and

WHEREAS, the Officer is presently employed by the Companies as follows:___________________, South Jersey Industries, Inc.

WHEREAS, the Officer desires to remain and continue in the employ of the Companies on the terms hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Section 1. Employment.

The Companies hereby agree to continue to employ the Officer in the positions in which he or she presently serves, and the Officer hereby agrees to continue to serve in those positions, on the terms and conditions set forth herein.

Section 2. Term.

The term of this Agreement shall be for a period of three (3) years beginning January 1, 2009 and ending on December 31, 2011 subject to earlier termination under sections 7 and 8.

Section 3. Duties and Responsibilities.

The Officer shall serve in the positions in which he or she presently serves and shall report_________________. The Officer shall perform such duties and services as are customarily performed by him or her and as are assigned to him or her by the appropriate officer to whom he or she reports.

Section 4. Outside Services.

The Officer agrees to devote substantially all of his or her working time and efforts to the business and affairs of the Companies and shall not, directly or indirectly, without the written consent of the Chief Executive Officer of SJI, render any services to any other person, firm or entity, or own, manage, operate, control or participate in the management of any other person, firm or entity during the term of this Agreement.  However, the Officer is not prohibited or prevented from acquiring or holding investments and securities listed on a national or regional securities exchange or sold in an over-the-counter public market, provided that the Officer is not part of any control group of such corporation or entity.  So long as it does not interfere with his or her duties under this Agreement, the Officer shall have the right to serve as a director of any other corporation upon the approval of the Chief Executive Officer of SJI.

Section 5. Place of Performance.

The Officer’s services during the term of this Agreement shall be performed primarily in the corporate headquarters building of the Companies at Number One South Jersey Plaza, Route 54, Folsom, New Jersey or at a designated location approved by the Chief Executive Officer of SJI.  Without his or her prior consent, the Officer shall not be required to move his or her place of permanent employment from this corporate headquarters building, although the Officer may be required to undertake reasonable domestic and international travel from time to time consistent with his or her business travel obligations.

Section 6. Compensation and Expenses.

6.1	Total Direct Compensation.

During the period of the Officer’s employment under this Agreement, the Companies shall pay to the Officer a base salary of not less than $________per annum; a performance based annual cash award targeted at not less than __ % of base salary; and a long-term incentive plan award targeted at not less than __ % of base salary; provided that the performance based annual cash award and long-term incentive plan award actually paid to the Officer shall be based on the level of attainment of the applicable performance criteria for such awards.  The actual amount paid to the Officer pursuant to the foregoing three components is referred to in this Agreement as “Total Direct Compensation.”  Base Salary shall be paid in either twenty-four (24) or twenty-six (26) equal installments.  The amount of Total Direct Compensation shall be reviewed annually in accordance with the normal business practices of the Companies.  On or after a Change of Control, any reduction in the targeted amount of the Officer’s performance based annual cash award or targeted long-term incentive plan award shall constitute a material breach of this Agreement by the Companies.

6.2           Additional Benefits.

In addition to Total Direct Compensation, the Companies shall pay for and the Officer shall be entitled without limitation to participate in employee benefit plans presently in effect or hereafter adopted by the Companies which are applicable to employees generally.  To the extent said benefits have been modified or additional benefits provided, they are detailed in Exhibit A, which is attached hereto and made a part hereof.  If employer contributions to any such plan (other than a defined benefit plan) for the benefit of the Officer or his or her dependents or beneficiaries are reduced in amount by any statute or regulation from the payments that would otherwise be so made but for such statute or regulation, the amount that is prohibited from being paid to such plan because of such statute or regulation, increased if necessary as provided in the next sentence, shall be paid, at the time it would have been paid to such plan except for such prohibition to the Officer in a lump sum cash payment.  Such amount shall be increased if necessary so that, after federal and state income taxes on the amount as so increased are taken into account, the net amount after such taxes, shall be paid to the Officer.  In no event shall such amount, together with any additional tax gross-up amount, be paid later than March 15 of the fiscal year following the fiscal year for which such amount would have been paid to the applicable plan.

6.3           Expenses.

In addition to Total Direct Compensation and Additional Benefits, the Companies shall pay for and the Officer shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Officer in performing services under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Companies, provided that such expenses are incurred and accounted for in accordance with the policies and procedures presently or hereafter established by the Companies.

6.4           Services Furnished.

The Companies shall furnish the Officer with office space, administrative/clerical assistance and such other facilities and services as shall be suitable to the Officer’s position and adequate for the performance of his or her duties.

Section 7. Reasons for Termination.

7.1           Death.

This Agreement shall terminate upon the Officer’s death, and he or she shall be entitled to such death benefits to which he or she is otherwise entitled presently or which may be hereafter established by the Companies.

7.2           Disability.

If the Officer shall be determined to be disabled in accordance with the disability policy or plan of the Companies, the Company may remove the Officer from positions within the Companies in which he or she then may be serving, subject to the requirements of applicable law.  However, the Officer shall not be terminated as an employee of the Companies.  The Officer shall be retained in such positions and given such duties and responsibilities as are commensurate with his or her abilities at the time.  The Officer shall be entitled to such disability benefits, including short term and long term, to which he or she is otherwise entitled presently or which may be hereafter established by the Companies.  Until the Officer becomes entitled to such disability benefits, he or she shall continue to be paid his or her Total Direct Compensation earned in accordance with this Agreement or other applicable plan or program pursuant to which such Total Direct Compensation is paid.  The determination of the disability of the Officer shall be made by the Chief Executive Officer of the Companies in the exercise of his discretion in accordance with procedures set forth in the disability policies or plan.

7.3           Retirement.

If the Officer shall retire, he or she shall be entitled to such pension and other benefits applicable to executive employees generally and him or her specifically including, without limitation, those presently existing or hereafter established by the Companies.

7.4           For Cause by the Companies.

The Companies may terminate the Officer’s employment for Cause.  For purposes of this Agreement, the Companies shall have “Cause” to terminate the Officer’s employment hereunder only for the following reasons: (1) the willful and continued failure by the Officer to substantially perform his or her duties hereunder other than any such failure resulting from the Officer’s incapacity due to physical or mental illness or injury; (2) the conviction of the Officer of a crime under state or federal law and the Companies’ Board of Directors or one of its committees is unable to conclude in good faith (and in its sole discretion) that the Officer had no reasonable cause to believe that the activities of which he or she was convicted were unlawful and that such conviction will not materially impair his or her ability to discharge his or her duties; (3) the willful engaging by the Officer in misconduct which is materially injurious to the Companies, monetarily or otherwise; or (4) the continued inability of the Officer to perform his or her duties by reason of alcoholism or drug abuse even after appropriate rehabilitation services have been made available to him or her.

7.5           For Good Reason by the Officer.

The Officer may terminate the Officer’s employment for Good Reason following a Change of Control at any time during the term of this Agreement. For purposes of this Agreement, “Good Reason” shall mean any of the following: (1) the assignment to the Officer by the Companies, without the Officer’s express written approval, of duties inconsistent with the Officer’s position, duties, responsibilities, titles, offices or status with the Companies immediately prior to a Change of Control of the Companies, or any removal of the Officer from or any failure to re-elect the Officer to any such positions; (2) a material reduction in the Officer’s base salary as in effect on the date hereof or as the same is increased from time to time during the term of this Agreement; (3) the failure to continue in effect any benefit plan or arrangement in which the Officer is participating immediately prior to a Change of Control, or the taking of any action by the Companies which would adversely affect the Officer’s participation in and/or materially reduce the Officer’s benefits under any such benefit plan or arrangement or which would deprive the Officer of any material fringe benefit enjoyed by the Officer immediately prior to a Change of Control; (4) a relocation of the Companies’ corporate headquarters to a location more than 50 miles outside of Folsom, New Jersey, or the Officer’s relocation to any place more than 50 miles from the location at which the Officer performed the Officer’s duties except for required travel by the Officer on the Companies’ business to an extent substantially consistent with the Officer’s business travel obligations immediately prior to a Change of Control; (5) a material breach of this Agreement by the Companies, or (6) any purported termination of the Officer’s employment which is not effected pursuant to a Notice of Termination.

Notwithstanding the foregoing, for any of the foregoing acts (or failure to act) to constitute “Good Reason,” the Officer must object in writing to the Companies within 90 days following initial notification of the occurrence or proposed occurrence of the act (or failure to act), and which act (or failure to act) is not then rescinded or otherwise remedied by the Board within 30 days after delivery of such notice and the Executive actually resigns from employment within 30 days after the expiration of the foregoing 30-day cure period.  If the Executive’s resignation occurs after such time, the resignation shall be treated as a voluntary resignation other than for Good Reason and the Executive will not be entitled to severance benefits under this Agreement.

For purposes of this Agreement a “Change of Control” of the Companies shall mean any of the following: (1) consummation of any pay or proposal for the merger, liquidation, dissolution or acquisition of SJI or all or substantially all of its assets; (2) election to the Board of Directors of SJI a new majority different from the individuals who at the beginning of the term of this Agreement constituted the entire Board of Directors of SJI, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or (3) the acquisition by any person of 20% or more of the stock of SJI having general voting rights in the election of directors (for purposes of this clause (3), the term “person” shall include two or more persons acting as a group for the purpose of acquiring, holding or disposing of stock of SJI).

Section 8. Benefits upon Termination.

8.1	Termination by the Companies for Cause.

If the Officer’s employment by the Companies shall be terminated for Cause (as defined in Section 7.4), the Companies shall pay the Officer his or her Total Base Salary earned through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Companies shall have no further salary obligations to the Officer under this Agreement.  The Officer shall be entitled to such retirement benefits as he or she may otherwise be entitled to on the Date of Termination.  Effective as of the Date of Termination, the Officer shall no longer be an employee of the Companies and shall no longer be entitled to the privileges and benefits thereof.

8.2	Termination by the Officer for Good Reason.

If the Officer’s employment shall be terminated by the Officer for Good Reason following a Change of Control (as defined in Section 7.5), the Companies shall pay the Officer as severance pay an amount equal to 300% of a base amount determined to be the average of the aggregate annual compensation paid to the Officer during the five (5) calendar years preceding the Date of Termination and subject to federal income taxes; provided that, if any severance payment under this Agreement, either alone or together with any other payment which the Officer has received or the right to receive from the Companies, would constitute a “parachute payment” as defined in section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such severance payment shall be reduced to the largest amount as will result in no portion of the severance payment being subject to the excise tax imposed by section 4999 of the Code.  The Companies shall pay this severance payment, in cash, on the Date of Termination, provided that the Officer has executed a general release and waiver of claims in a form of agreement prepared by the Companies.

Notwithstanding any provision of this Section 8.2 to the contrary, the Companies shall pay the Officer the severance pay described above in a lump sum only if the transaction constituting a Change of Control meets the definition of a “change in control event” within the meaning of such term under section 409A of the Code and the Officer’s employment is terminated under this Section 8.2 or Section 8.3, as applicable, within two (2) years following such Change of Control.  If, however, the transaction constituting the Change of Control does not meet the definition of a “change in control event” within the meaning of such term under section 409A of the Code, or the Officer’s employment is terminated under this Section 8.2 or Section 8.3, as applicable, after the two (2)–year period following such Change of Control, then the severance pay shall be paid in installments as described in Section 8.3 below.

8.3	Termination by the Companies for Other than Cause.

If the Companies terminate the Officer’s employment for other than Cause following a Change of Control, the Officer shall be entitled to those benefits set forth in Section 8.2 above.  If the Companies terminate the Officer’s employment for other than Cause prior to the occurrence of a Change of Control, which the Companies may do at any time in its sole discretion, the Companies shall pay the Officer as severance pay an amount equal to 150% of the Officer’s then current base salary, to be paid out in eighteen (18) equal monthly installments, beginning on the first payroll date after the expiration of the thirty (30)-day period following the date of the Officer’s termination of employment and each payroll date thereafter until fully paid, in accordance with the Companies’ regular payroll practices.  However, for purposes of the Supplemental Executive Retirement Plan (“SERP”) formula, the eighteen (18)-month severance period shall be included as service credit and the severance amount considered in the Final Average Compensation (“FAC”) calculation.  In no case will the inclusion of this severance period produce a SERP benefit in excess of the maximum percentage of FAC provided for in the SERP plan in effect on the Date of Termination.  The continuation of such payments and benefits shall be the Officer’s sole and exclusive remedy and the Companies shall have no further obligations or liability to the Officer or his survivors (except as otherwise provided by this Section) under this Agreement, and shall only be provided in exchange for a fully executed general release and waiver of claims by the Officer in a form of agreement prepared by the Companies.

Section 9.  Procedure for Termination.

9.1	Notice of Termination.

For the purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment.

9.2	Date of Termination.

For the purposes of this Agreement, the “Date of Termination” shall mean the date of the Officer’s death; or thirty (30) days after Notice of Termination is given; provided that if within ten (10) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the date of termination shall be extended for an additional period not to exceed ten (10) days.  During the period between Notice of Termination and the Date of Termination the Officer may request and shall be granted a hearing before the Board of Directors of the Companies or such committee thereof as it may designate, at which time the Board of Directors shall decide whether in its reasonable good faith opinion the Officer was either disabled or discharged for Cause and specifying the particulars thereof in detail.

Section 10.  No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

10.1           The Officer shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

10.2           The amount of any payment provided to the Officer under this Agreement shall not be reduced by any compensation earned by the Officer as the result of employment by another employer after the Date of Termination.

10.3           The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Officer’s existing rights, or rights which would accrue solely as a result of the passage of time under any plan of benefits provided to officers and managers of the Companies.

Section 11.  Confidential Information.

The Officer will not, during or after the term of this Agreement, use for himself or herself or others, or disclose to others, any formulae, trade secrets, customer lists, know-how or other confidential information of or about the Companies or any of its affiliates unless authorized in writing to do so by the Companies.  The Officer understands that this undertaking applies to information of a technical or commercial or other nature and that any information not made available to the general public is to be considered confidential.

Section 12.  Papers.

All correspondence, memoranda, notes, records, reports, plans and other papers and items received or made by the Officer in connection with his or her duties hereunder shall be the property of the Companies, and the Officer shall not have any property rights to such items when he or she is no longer an employee of the Companies.

Section 13.  Noncompetition.

13.1           The Officer acknowledges that, during the course of his employment hereunder, he will have access to the Companies’ customer and business prospects, knowledge of and experience in the techniques and methods the Companies used to do business in its industries and other information and know-how which, even if not directly disclosed to a competitor of the Companies, would give a competitor significant and unfair advantages over the Companies if made available to it through the Officer’s employment.

13.2           Accordingly, unless the Officer requests in writing and is thereafter authorized in writing to do so by the Companies, the Officer will not, during the term of this Agreement, or for a period of one (1) year thereafter, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, any business corporation, proprietorship, partnership or other entity which competes with or is engaged in any alliance or joint venture with either of the Companies.

13.3           The undertakings in this Section 13: shall apply only to those areas where the Companies engage or propose to engage in business or which the Companies, at the termination of the Officer’s employment hereunder have defined as their market territory, but shall not apply if the Company is or the Companies are, and after thirty days’ written notice to the Companies thereof continue to be, in default of its or their obligation to make any of the payments they are then required to make to the Officer and the Officer is not in default in the performance of his obligations.

13.4           If the provisions of this Section 13 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by the law applicable in that jurisdiction.  In addition, the Officer hereby authorizes the Company to bring the Officer’s obligations hereunder to the attention of, and to provide a copy or description of pertinent Sections of this Agreement to, any entity which the Company believes may offer or has offered employment to the Officer.

Section 14.  Renewal and Extension of Agreement.

The term of this Agreement shall be automatically renewed and extended for a period of three (3) years from the date of any Change of Control in order that the Officer obtains the full benefit of all severance benefits in the event of termination of employment after any Change of Control. This Agreement, either under its normal three (3) year term or under the term resulting from a Change of Control, shall be considered for renewal and extension by the Board of Directors of the Companies or such committee thereof as it may designate at least six (6) months prior to the end of its term.  Action by the Board of Directors shall be required to renew and extend this Agreement.

Section 15.  Enforcement.

The Officer acknowledges that in the event of his or her breach or threat of breach of Sections 11, 12 or 13 of this Agreement, the Companies’ remedies at law will be inadequate and, in such event, the Companies will be entitled to appropriate injunctive and other equitable relief in addition to its legal remedies.

Section 16.  Notices.

All notices and other communications provided for herein that one party intends to give to the other party shall be in writing and shall be considered given when mailed by certified mail, return receipt requested, or personally delivered, either to the party or at the address set forth below (or to such other address as a party shall designate by notice hereunder):

South Jersey Industries, Inc.
Attn: Lead Director of the Board of Directors
Number One South Jersey Plaza
Folsom, New Jersey 08037

Section 17.  Amendments.

This Agreement may be amended, modified, superseded, canceled, renewed or extended only by a written instrument executed by both parties hereto.

Section 18. Binding Effect and Non-Assignability.

This Agreement shall inure to the benefit of the Officer’s heirs and personal representatives and shall be binding upon the successor of the Companies, including any entity with which the Companies may be merged or consolidated or which may acquire all or substantially all of the assets of the Companies.  This Agreement shall not be assignable, in whole or in part, by either party, without the written consent of the other party.

Section 19.  Legal Expenses.

In the event of a dispute in connection with this Agreement, the parties shall each pay their own costs, except that in the event of such a dispute after a Change of Control involving termination of employment, or involving entitlement to compensation or benefits in the event of termination of employment, the Companies shall pay the legal expenses of the Officer.

Section 20.  Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the County of Atlantic, State of New Jersey, in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  In any such arbitration each party will choose one arbitrator and those two arbitrators will choose a third.  Each party will pay the costs associated with its arbitrator and will divide equally the cost associated with the third arbitrator.  Notwithstanding anything to the contrary in this Section 20, either party may commence in any court having jurisdiction over the parties hereto any action to obtain injunctive relief.

Section 21.  Equitable Relief.

The Companies and the Officer confirm that the restrictions contained in Section 11, 12 and 13 are, in view of the nature of the business of the Companies, reasonable and necessary to protect the legitimate interests of the Companies, and that any violation of any provision of those Sections will result in irreparable injury to the Companies.  The Officer hereby agrees that, in the event of any breach or threatened breach of the terms or conditions of the Agreement by the Officer, the Companies’ remedies at law will be inadequate and, in any such event, any of them shall be entitled to commence an action for preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction, notwithstanding any provision hereof relating to arbitration.  The Officer further irrevocably consents to the jurisdiction of any state or federal court located in the State of New Jersey over any suit, action or proceeding arising out of or relating to this Section and hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.  The Officer agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section 16.  No party hereto shall be required to post a bond prior to the commencement of any suit, action or proceeding relating to this Section.

Section 22.  Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey.

Section 23.  Entire Agreement.

This Agreement contains the entire agreement between the parties relative to its subject matter, superseding all prior agreements or understandings of the parties relating thereto.

Section 24.  Waiver.

Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof.  The failure of either party at any time to require performance of any provision of this Agreement which has not been waived in writing shall not affect such party’s rights at a later time to enforce such provision.  No consent or wavier by either party to any default or to any breach of a condition or term of this Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

Section 25.  Invalidity of Portion of Agreement.

If any provision of this Agreement or the application thereof to either party shall be valid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby an shall be enforceable to the fullest extent of the law.

Section 26.  Benefits of the Agreement

This Agreement is for the benefit of each of the Companies, and each of them as well as the Companies shall have standing to enforce it as though it is a party hereto.  Each reference in this Agreement to an obligation by either of the Companies shall be a reference to the obligation of the Company to cause the Companies to perform such obligation.  Each undertaking by either of the Companies in this Agreement shall be the undertaking of the Company to cause the Companies to perform such undertaking.

Section 27.  Compliance with Section 409A of the Internal Revenue Code.

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon the Officer’s termination of employment under this Agreement may only be made upon the Officer’s “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Officer’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  If expenses are incurred in connection with litigation, any reimbursements under the Agreement shall be paid not later than the end of the calendar year following the year in which the litigation is resolved.

Notwithstanding any provision in this Agreement to the contrary, if at the time of the Officer’s termination of employment with the Companies, SJI has securities which are publicly-traded on an established securities market and the Officer is a “specified employee” (as such terms is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments upon the Officer’s termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Companies shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Officer) that are not otherwise paid within the short-term deferral and separation pay plan exceptions under Treas. Reg. section 1.409A-1(b)(4) and (7), respectively, until the first payroll date that occurs after the date that is six (6) months following the Officer’s “separation from service” with the Companies.  If any payments are postponed due to such requirements, such amounts shall be paid in a lump sum to the Officer, and any installment payments due to the Officer shall recommence, on the first payroll date that occurs after the date that is six (6) months following the Officer’s “separation from service” with the Companies.  If the Officer dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Officer’s estate within sixty (60) days after the date of the Officer’s death.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.

FOR THE COMPANIES:

By:
South Jersey Industries, Inc.

By:
Officer, South Jersey Industries, Inc.

EXHIBIT A

ADDITIONAL OR MODIFIED OFFICER BENEFITS

The following benefits are provided to the Officer who is party to this Officer Employment Agreement.

1.	Disability Plan

(a)           temporary disability (sick pay), commences on the eighth (8th) consecutive day of absence.  Temporary disability shall be paid at a rate of one hundred percent (100%) of the Officer’s Base Salary, and extends at full pay for up to 120 days for Officers with less than five (5) years of service, and up to 365 days for Officers with service of five (5) or more years.

(b)           long term disability (LTD), begins upon the expiration of the temporary disability benefit as described above.  LTD is paid at a rate of fifty percent (50%) of the Officer’s Base Salary, reduced by Social Security Disability payments, if any.  LTD continues until the Officer’s status changes as a result of retirement, rehabilitation, death, voluntary resignation or reassignment as provided for in Section 7.2.  For the first two years of LTD, medical certification of the ongoing disability against the Officer’s “own position(s)” is required.  Thereafter, medical certification shall consider “any position”.  At the discretion of the CEO, the Officer’s position may be replaced following one year of his/her LTD.

2.           Group Life Insurance – at a principle equivalent to two times (2x) the Officer’s Base Salary, rounded to the next highest $5,000 increment.  The insurance premium shall be paid by the Companies; the Officer shall be responsible for resultant federal, state or local income taxes.

3.           24-Hour Accident Protection Coverage – while in the employ of the Company in an amount of $250,000.  The insurance premium shall be paid by the Companies; the Officer shall be responsible for resultant federal, state or local income taxes.

4.           Supplemental Survivor’s Benefit – upon the death of the Officer while he/she is in the employ of the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid within ninety (90) days following the Officer’s death.  The surviving beneficiary shall also receive a lump sum death benefit based upon years of service with the Company in the amounts of six (6) months base salary (10-15 service years); nine (9) months base salary (15-25 service years); twelve (12) months base salary (25+ service years). such amount to be paid in a lump sum within ninety (90) days following the Officer’s death.  Subject to the requirements of section 409A of the Code, such payment shall be offset by proceeds from the Officer’s qualified pension plan and SERP in the year of death.

5.           Supplemental Executive Retirement Plan (SERP) – the Officer achieving eligibility under the SERP plan, shall be entitled to the pension benefits of that plan in place on the effective date of the Officer Employment Agreement or, in effect on the earlier of his/her termination or retirement date, whichever provides the greater benefit in the opinion of the Officer.

6.           Company Automobile – the Officer shall be provided a company automobile to be used for business and at the Officer’s discretion, for commuting and other non-business purposes.  The Companies shall provide for vehicle registration, insurance coverage, repair, preventative maintenance and fuel.  The Officer shall be responsible for any federal and/or state income taxes which result from non-business usage.

7.           Time Off – the Officer shall take such time off for vacation or personal needs as may be accommodated while ensuring the duties and responsibilities of his/her position are accommodated to the satisfaction of SJI’s CEO.  It is anticipated that such time off would not normally exceed twenty (20) days per calendar year, exclusive of scheduled corporate holidays.  Time off shall not accrue, nor shall it be carried from one year to the next, resultantly, there shall be no payment for “unused time off” at the time of the Officer’s death, retirement or other such termination.

8.           Annual Physical Examination – the Companies shall provide the Officer with an annual physical examination at its expense.  The Officer shall be responsible to schedule and undergo a reasonably comprehensive annual physical examination by a physician of his/her choosing, between the months of June and October.  The attending physician shall provide to the Officer a reasonably detailed oral or written report of his/her findings and recommendations.  Said report and recommendations shall neither be requested nor provided to the Company, its other officer, employees or agents.  However, should the Officer be diagnosed with a condition which in his or her judgment will (a) substantially effect his/her performance, or (b) render him or her unable to continue as an Officer, or (c) likely result in his or her death within a twelve month period of such diagnosis, the Companies request that the Officer advise the CEO accordingly, so that proper succession planning can be initiated.

9.           Severance Benefits – in the event the Officer terminates subject to Section 8.2 or 8.3, the Companies shall provide reasonable outplacement services to the Officer in an amount not to exceed $15,000 or at the discretion of the CEO, up to $20,000.  The Officer shall provide the Companies with a proposal from the consultant of the Officer’s choosing.  Consultant invoices shall be rendered directly to the Companies and payment shall be made up to the approved amount, directly to the outplacement firm.  In the event the Officer terminates by virtue of retirement, disability, for Good Reason by the Officer or, by the Companies for other than Cause, the CEO of SJI may at his/her discretion, transfer title to the companies car to the Officer (if the SJI CEO, at the discretion of the SJI Board of Director’s Compensation & Pension Committee).  Subject to governing law and/or regulation, the Officer may elect COBRA healthcare continuation coverage under section 4980B of the Code, at the Officer’s sole expense and at the applicable COBRA premium/rates.  All payments for outplacement services under this Section 9 shall be made in accordance with the requirements of section 409A of the Code, including the requirement that the expenses for such services must be incurred by the end of the second year following the year in which the Officer’s Date of Termination occurs and that all payments with respect thereto must be made by the end of the third year following the year in which the Officer’s Date of Termination occurs.

10.           Retiree Health Care – in the event the Officer retires from the Companies pursuant to Section 7.3 during the Agreement’s term as defined in Section 2, he/she shall continue to receive the same or substantially similar medical, hospitalization, prescription, dental and major medical coverage as is provided, from time to time to the senior officers of the Companies.  The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing period of continued coverage.  Upon reaching age 65, the Officer shall continue to receive such coverage as is provided to Medicare-eligible retirees.  However, during retirement, the Officer shall continue to pay the same monthly/annual contribution toward medical/hospitalization coverage as was in effect on the effective date of his/her retirement.  He/she will be subject to any and all future changes to plan deductibles, co-payments, etc.